Exhibit 99.1

Allakos Announces the Appointment of Dr. Amy Ladd to its Board of Directors

SAN CARLOS, Calif., July 25, 2022 (GLOBE NEWSWIRE) – Allakos Inc. (the “Company”) (Nasdaq: ALLK), a biotechnology company developing lirentelimab (AK002) and AK006 for the treatment of allergic and inflammatory diseases, today announced the appointment of Amy L. Ladd, M.D., orthopaedic surgeon and professor at Stanford University, to the Allakos board of directors.

“We are very pleased to have such an accomplished physician as Dr. Ladd join our board. Her extensive medical background and expertise will provide valuable insights as we continue to advance lirentelimab and our novel pipeline through clinical trials,” said Robert Alexander, Ph.D., the Company’s Chief Executive Officer.

Dr. Ladd has spent three decades practicing orthopaedic surgery at Stanford University. She currently serves as the Elsbach-Richards Professor of Surgery, Professor of Orthopaedic Surgery as well as Professor of Medicine (Immunology & Rheumatology), by courtesy, at the Stanford Universal Medical Center. Dr. Ladd is also a member of the board of directors for Intuitive Surgical, Inc. and the Perry Initiative. Previously, she served as the chair of the American Academy of Orthopaedic Surgeons (AAOS) Board of Specialties Society and is a past member of the AAOS board of directors.

Dr. Ladd received her M.D. from SUNY Upstate Medical University, completed her Orthopaedic Residency at the University of Rochester and completed the Harvard Combined Hand Surgery Fellowship. Prior to joining the Stanford University faculty, Dr. Ladd was a fellow at L’Institut de la Main in Paris, France. She earned her A.B. in History from Dartmouth College.

“I am honored to join Allakos’ board of directors during this important time and look forward to working closely with the team in their efforts to transform the clinical landscape for patients with allergic and inflammatory diseases,” said Dr. Ladd.

About Allakos

Allakos is a clinical stage biotechnology company developing therapeutics which target immunomodulatory receptors present on immune effector cells involved in allergy, inflammatory and proliferative diseases. Activating these immunomodulatory receptors allows for the direct targeting of cells involved in disease pathogenesis and, in the setting of allergy and inflammation, has the potential to result in broad inhibition of inflammatory cells. The Company’s most advanced antibodies are lirentelimab (AK002) and AK006. Lirentelimab selectively targets both mast cells and eosinophils, two types of white blood cells that are widely distributed in the body and play a central role in the inflammatory response. Inappropriately activated mast cells and eosinophils have been identified as key drivers in a number of severe diseases affecting the gastrointestinal tract, eyes, skin, lungs and other organs. Allakos is developing lirentelimab for the treatment of eosinophilic esophagitis (EoE), eosinophilic gastritis (EG), eosinophilic duodenitis (EoD), atopic dermatitis, chronic spontaneous urticaria and potentially additional indications. Lirentelimab has received orphan disease status for EG, EoD, and EoE from the U.S. Food and Drug Administration (the “FDA”). AK006 targets Siglec-6, an inhibitory receptor expressed selectively on mast cells. AK006 appears to provide deeper mast cell inhibition than lirentelimab and, in addition to its inhibitory activity, reduce mast cell numbers. Allakos plans to begin human studies with AK006 in the first half of 2023. For more information, please visit the Company's website at www.allakos.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include , but are not limited to, Allakos’ progress and business plans, and the expected timing of beginning human studies with AK006. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from current expectations and beliefs, including but not limited to: Allakos’ stages of clinical drug development; Allakos’ ability to timely initiate clinical trials for AK006; Allakos’ ability to obtain required regulatory approvals for its product candidates; uncertainties related to the enrollment of patients in its clinical trials; Allakos’ ability to demonstrate sufficient safety and efficacy of its product candidates in its clinical trials; uncertainties related to the success of later-stage clinical trials, regardless of the outcomes of preclinical testing and early-stage trials; market acceptance of Allakos’ product candidates; uncertainties related to the projections of the size of patient populations suffering from the diseases Allakos is targeting; Allakos’ ability to advance additional product candidates beyond lirentelimab; Allakos’ ability to obtain additional capital to finance its operations; general economic and market conditions; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” set forth in Allakos’ most recent Annual Report on Form 10-K filed with the SEC on March 1, 2022, Allakos’ Quarterly Report on Form 10-Q filed with the SEC on May 6, 2022 and future reports to be filed with the SEC. These documents contain and identify important factors that could cause the actual results for Allakos to differ materially from those contained in Allakos’ forward-looking statements. Any forward-looking statements contained in this press release speak only as of the date hereof, and Allakos specifically disclaims any obligation to update any forward-looking statement, except as required by law. These forward-looking statements should not be relied upon as representing Allakos’ views as of any date subsequent to the date of this press release.

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Source: Allakos Inc.

Investor Contact:

Adam Tomasi, President and COO

Alex Schwartz, VP Strategic Finance and Investor Relations

ir@allakos.com

Media Contact:

Denise Powell

denise@redhousecomms.com